7171 Southwest Parkway
        Austin, TX 78735

January 6, 2023

Jean Hu
[Address]

Personal and Confidential
Dear Jean,
At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below:
The Position
Your AMD job title will be Executive Vice President and Chief Financial Officer, reporting to Dr. Lisa Su, Chair and Chief Executive Officer, and you will be located at our Austin, TX office.
Start Date
Your start date will be January 16, 2023, or a date as may be mutually agreed by you and Dr. Su.
Compensation
Base Salary: You will be paid a starting annual base salary of $725,000. Your base salary will be subject to regular review based on your performance. AMD pays on a bi-weekly basis on Thursday, with the exception of the first paycheck for exempt employees who begin work in a pay week, who will be paid on the next regularly scheduled payday. Our compensation plans and programs are subject to annual review and may be modified at any time to the extent permitted by applicable law.

Executive Incentive Plan: Subject to approval by the Compensation and Leadership Resources Committee of AMD’s Board of Directors (Compensation Committee), for each year of your employment, you will be eligible to participate in AMD’s Executive Incentive Plan (Bonus Plan) in accordance with the terms and conditions of the Bonus Plan. Your initial target bonus opportunity will be 125% of your base salary (prorated for 2023 based on your start date). All Bonus Plan payments are at the sole discretion of the Compensation Committee.

Sign-On Bonus: You will receive a one-time sign-on bonus of $2,000,000 to be paid within 30 days of your start date. Although you will receive this bonus within 30 days of your start date,

7171 Southwest Parkway
        Austin, TX 78735
the bonus is only earned in its entirety when you have been employed at AMD for two years. If your AMD employment terminates prior to two years from the bonus payment date, you must repay to AMD all or a prorated amount of the bonus according to the terms and conditions of the enclosed Sign-on Bonus Agreement. To receive the bonus, you must sign and date the enclosed Sign-on Bonus Agreement.

Long Term Incentives: The Compensation Committee has approved the following grants to you under AMD’s 2004 Equity Incentive Plan or its successor plan (Equity Plan), contingent on your accepting this offer and joining AMD by the planned start date and continued active service through each applicable vesting date.

Make Whole Award valued at $12,000,000 as follows:
•$5,000,000 in value granted in AMD Restricted Stock Units (RSUs) that will vest in full on the first anniversary of the grant date.
•$7,000,000 in value granted in RSUs with 1/3rd vesting on each of the first, second and third anniversary of the grant date.
•The number of RSUs granted will be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date.

Sign-On Performance Award valued at $5,000,000 as follows:
•$5,000,000 (the “Target Value”) in AMD Performance-Based RSUs (PRSUs) that vest in 2026 with a payout that will range from 0% to 250% of the target number of PRSUs subject to the award (the “Target PRSUs”).
oThe number of Target PRSUs will be determined by dividing your award value by the 30-trading day average closing stock price prior to and including the grant date.
oThe actual number of PRSUs earned will be based on the following performance criteria:
AMD’s stock price performance relative to the performance of the S&P 500 Index over the three-year performance period (the “Performance Period”) which runs from February 15, 2023, and ending February 15, 2026; and
AMD’s two-year non-GAAP Earnings Per Share (EPS) Compound Annual Growth Rate, based on AMD’s 2022 Annual Operating Plan non-GAAP EPS vs. the 2024 non-GAAP EPS.
Earned and vested PRSUs will generally be settled on the later of February 15, 2026, or the date following the Compensation Committee’s certification of performance.

The Make Whole Award and Sign-On Performance Award will be made on February 15, 2023, assuming a start date by January 16, 2023. These awards will be subject to the terms of the Equity Plan and RSU/PRSU award documentation.

7171 Southwest Parkway
        Austin, TX 78735

2023 Annual Long-term Incentive Grant
AMD will recommend that the Compensation Committee grant to you, in the 2023 annual cycle, a long-term incentive (LTI) award having a target value of $7,500,000. The LTI award will be subject to the same vesting and other terms and conditions as the annual LTI awards granted to AMD Executive Team members. AMD historically grants annual LTI awards in August.
Benefits
AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. These benefit programs are subject to change by AMD from time to time, and you will receive additional details about these benefits, including eligibility terms.
These benefits include:
•401(k) and Roth 401(k) Retirement Savings Plan with Company Match
•Medical, Dental and Vision Plans
•Healthcare and Dependent Care Reimbursement Accounts
•You will be eligible for AMD's flexible vacation policy for executives at your level. In addition, AMD offers its employees paid sick leave, and at least 12 paid holidays each year, 8 fixed days and 4 “floating” days. These paid time away offerings are governed by the terms of AMD’s policies for your work location.

As an AMD executive, the following benefits are also offered:
    Deferred Income Account Plan (DIA)
This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.

Executive Salary Continuation and Disability Plan
AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury. For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 66 2/3% of your salary (up to $15,000/month).

Executive Life Insurance Plan
This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.

Executive Physical
AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above). Executives not located in Austin or California may schedule

7171 Southwest Parkway
        Austin, TX 78735
an appointment with either provider when traveling to these locations on company business.

Change in Control
You will be offered a Change in Control Agreement with the terms and in the form approved by the Compensation Committee for executives at your level.

Background Check and Export License Requirement
This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and mutually agreed references, and educational background. Please protect your current employment until the background check processes are complete.

If applicable, this offer of employment is contingent on AMD successfully obtaining an export license for you in accordance with government regulations.

Proof of Employment Eligibility
In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this document on your first day of employment.

Withholding
All payments and benefits described in this offer are subject to deductions and withholdings required by law.

AMD Agreement and Acknowledgements
This offer is contingent upon your signing and returning this offer letter, the AMD Code of Ethics, the AMD Agreement (which includes AMD’s standard non-solicitation clause) and completing all new employee orientation requirements. You agree to observe and abide by AMD's written policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other written policies and rules issued in the future by AMD.

The working hours shall be in accordance with the standard working hours applicable to your department or section, or as otherwise mutually agreed upon between you and the Chief Executive Officer.

Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations.

7171 Southwest Parkway
        Austin, TX 78735
This offer will remain open until January 9, 2023. If you have any questions, please feel free to contact me or Robert Gama, SVP CHRO. We look forward to you joining the AMD team.

Sincerely,

/s/ Lisa T. Su

Dr. Lisa Su
Chair & Chief Executive Officer, AMD

I am pleased to accept AMD's offer of employment as outlined above:

Signature __/s/Jean Hu_________________________ Date 1/8/2023_
Start Date* 1/23/2023_______

*If a start date has not yet been determined, please leave this item blank and contact Robert Gama: [phone number] after returning your signed offer letter to align on a mutually acceptable date. Please note that all new AMD employees start on a Monday.

7171 Southwest Parkway
        Austin, TX 78735
SIGN-ON BONUS AGREEMENT
This Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Advanced Micro Devices, Inc. (including its affiliated companies) (“AMD”) and Jean Hu (“Employee”) (collectively, the “Parties”). Employee may not amend or revise anything in this Agreement without express written consent and agreement of AMD.
Sign-On Bonus. AMD agrees to pay Employee a one-time Sign-On Bonus of $2,000,000 (“Bonus”), within thirty (30) days of Employee’s first day of work for AMD and subject to all required taxes and withholdings. The Parties agree that the Bonus is an unvested wage advance upon receipt that Employee will earn in its entirety by remaining employed by AMD for 24 months following the Bonus payment date.
1.Repayment of Bonus. Employee agrees to repay to AMD all or a prorated amount of the Bonus, according to the following terms:

a.Repayment Due to Termination of Employment. If Employee’s employment with AMD terminates less than 13 full months after the Bonus payment date, Employee agrees to repay one hundred percent (100%) of the Bonus. If Employee’s employment with AMD terminates at least 13 full months after the Bonus payment date, but less than 24 full months after the Bonus payment date, Employee agrees to repay the full amount of the
Bonus, less eight-point thirty-three percent (8.33%) for each full month of employment completed after the twelfth month of employment. Employee agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment other than as stated in this paragraph. Employee further agrees that Employee will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination, or on the date notice of resignation is provided, whichever is earlier.

b.Repayment Forgiveness. AMD agrees to forgive any repayment due AMD under this Agreement where AMD terminates Employee’s employment due to a company- or department-wide reduction-in-force. AMD may also, in its sole discretion, forgive any repayment due AMD under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Employee’s voluntary termination of her employment, or AMD’s termination of Employee’s employment for any reason other than those stated in this section 1(b), are not conditions requiring forgiveness of any repayment due AMD under this Agreement.

2.No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

7171 Southwest Parkway
        Austin, TX 78735

3.Consent to Offset. Employee agrees that any repayment due AMD under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from AMD at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

4.Acknowledgements and Integration. Employee understands she has the right to discuss this Agreement with any individual, and that to the extent desired, she has availed herself of this opportunity. Employee further acknowledges that she has carefully read and fully understands the provisions of this Agreement, and that she is voluntarily entering into it without any duress or pressure from AMD. Employee also understands and acknowledges that this Agreement is the entire agreement between her and AMD with respect to the Bonus, and Employee acknowledges that AMD has not made any other statements, promises or commitments of any kind (written or oral) to cause Employee to agree to the terms of this Agreement.

5.Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable, and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

Signature ____________________________________

Date ____________________________________